Filed pursuant to Rule 424(b)(3)
                                                 Registration No. 333-47984


                        PROSPECTUS SUPPLEMENT NO. 41
                   (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                              CORECOMM LIMITED
                            --------------------

                6% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                            --------------------

         This Prospectus Supplement No. 41 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, December 7, 2000, December 21, 2000, December 28, 2000, January 25, 2001, January 26, 2001, February 1, 2001, March 2, 2001, March 13, 2001, March 19, 2001, March 21, 2001, March 21, 2001, March 28, 2001, May 16, 2001,
June 4, 2001, August 2, 2001, August 2, 2001, August 28, 2001, September 7, 2001, October 5, 2001, November 2, 2001, November 14, 2001, December 18, 2001, December 18, 2001, December 28, 2001, January 7, 2002, February 8, 2002, March 11, 2002, April 2, 2002, April 18, 2002, May 13, 2002, May 16,
2002, May 22, 2002, May 23, 2002, May 29, 2002, June 4, 2002, June 6, 2002,
June 13, 2002, June 24, 2002 and June 27, 2002:

      o    The 6% convertible subordinated notes due 2006 of CoreComm Limited.

         The purpose of this Prospectus Supplement is to provide supplemental information that was contained in the Fifth Supplemental Indenture dated as of July 1, 2002.

         The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.
                           --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus Supplement No. 41 is July 2, 2002.

                                                                   Exhibit 99.1





                              CORECOMM LIMITED

                                    and

                           CORECOMM HOLDCO, INC.

                                    and

                               HSBC BANK USA,
                            as Successor Trustee



                        FIFTH SUPPLEMENTAL INDENTURE

                          Dated as of July 1, 2002

         Supplementing the Indenture, dated as of October 6, 1999,
           between CoreComm Limited and The Chase Manhattan Bank,
                           as the Former Trustee,
      as supplemented by the First Supplemental Indenture, dated as of
                    September 29, 2000, between CoreComm
   Merger Sub, Inc. and The Chase Manhattan Bank, as the Former Trustee,
           as supplemented by the Second Supplemental Indenture,
              dated as of September 29, 2000, between CoreComm
      Limited and The Chase Manhattan Bank, as the Former Trustee, as
 supplemented by the Third Supplemental Indenture, dated as of December 18,
     2001, between CoreComm Limited and HSBC Bank USA, as the Successor
                   Trustee, as supplemented by the Fourth
             Supplemental Indenture, dated as of May 30, 2002, between CoreComm Limited and HSBC Bank USA, as the Successor Trustee

                        ___________________________

                 6% Convertible Subordinated Notes due 2006

         FIFTH SUPPLEMENTAL INDENTURE, dated as of July 1, 2002 (this "Fifth Supplemental Indenture"), between CoreComm Limited, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), CoreComm Holdco, Inc., a corporation duly organized and existing under the laws of the State of Delaware ("CoreComm Holdco"), and HSBC Bank USA, a banking corporation and trust company duly organized and existing under the laws of the State of New York, as successor trustee (the "Successor Trustee"), supplements the indenture, dated as of October 6, 1999 (as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture described below, the "Indenture"), between CoreComm Limited, a Bermuda corporation ("CoreComm"), and The Chase Manhattan Bank, a corporation duly organized and existing under the laws of the State of New York, as the former trustee (the "Former Trustee"), as supplemented by the First Supplemental Indenture, dated as of September 29, 2000 (the "First Supplemental Indenture"), between CoreComm Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and the Former Trustee, as supplemented by the Second Supplemental Indenture, dated as of September 29, 2000 (the "Second Supplemental Indenture"), between the Company and the Former Trustee, as supplemented by the Third Supplemental Indenture, dated as of December 18, 2001, between the Company and the Successor Trustee, as supplemented by the Fourth Supplemental Indenture, dated as of May 30, 2002, between the Company and the Successor Trustee.

         WHEREAS, CoreComm and the Former Trustee previously entered into and executed the Indenture providing for, among other things, the creation, execution, authentication and delivery by CoreComm of its 6% Convertible Subordinated Notes due 2006 (the "Notes"), which Notes were initially convertible into shares of common stock, par value $0.01 per share, of CoreComm in accordance with the terms and conditions of the Indenture;

         WHEREAS, CoreComm merged with and into Merger Sub with Merger Sub being the surviving corporation, and Merger Sub and the Former Trustee previously entered into and executed the First Supplemental Indenture pursuant to which Merger Sub assumed the obligations of CoreComm under the Indenture;

         WHEREAS, Merger Sub merged with and into the Company with the Company being the surviving corporation, and the Company and the Former Trustee previously entered into and executed the Second Supplemental Indenture pursuant to which the Company assumed the obligations of Merger Sub under the Indenture;

         WHEREAS, the Company, the Successor Trustee and the Former Trustee executed and delivered an Instrument of Resignation, Appointment and Acceptance, dated as of July 24, 2001, pursuant to which the (1) Former Trustee resigned as the Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture, (2) Company appointed the Successor Trustee to succeed the Former Trustee as Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture and (3) Successor Trustee accepted the appointment as Trustee, Registrar, Paying Agent and Conversion Agent under the Indenture;

         WHEREAS, the Company and the Successor Trustee entered into and executed the Third Supplemental Indenture to eliminate or amend certain of the covenants and other provisions contained in the form of Notes and
Article I, Article III, Article IV, Article VII and Article VIII of the Indenture, as well as certain cross references relating to such eliminations or amendments;

         WHEREAS, the Company and the Successor Trustee entered into and executed the Fourth Supplemental Indenture to amend Section 13 of the form of Notes to lower the Conversion Price from $27.39 per share to $0.75 per share;

         WHEREAS, Section 11.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder in order to, among other things, comply with
Section 5.12 of the Indenture regarding the effect of reclassifications, consolidations, mergers or sales on the conversion privilege of the Holders;

         WHEREAS, CoreComm Holdco commenced an exchange offer for all outstanding shares of Common Stock (the "Exchange Offer") on February 8, 2002 and plans to transfer all shares of Common Stock it accepts in the Exchange Offer to one of its direct wholly-owned subsidiaries ("Holdco Merger Sub"), which will, on the business day following the closing of the Exchange Offer be merged with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), under the name "CoreComm Limited" and as a wholly-owned subsidiary of CoreComm Holdco;

         WHEREAS, upon consummation of the Merger, each outstanding share of Common Stock shall be converted into the right to receive 1/38.9 of a share of the common stock of CoreComm Holdco, par value $0.01 per share ("CoreComm Holdco Common Stock"), with the number of shares of CoreComm Holdco Common Stock rounded up to the nearest whole share for each unaffiliated holder;

         WHEREAS, upon consummation of the Merger and except as expressly set forth in Section 2.01 of this Fifth Supplemental Indenture, the Company, as the Surviving Corporation, shall continue to be liable for the obligations of the Company under the Notes and the Indenture; and

         WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Fifth Supplemental Indenture have been complied with by the Company; and

         WHEREAS, all actions necessary to make this Fifth Supplemental Indenture a valid and binding agreement of the Company, CoreComm Holdco and the Successor Trustee, in accordance with its terms, and a valid supplement to the Indenture have been performed and fulfilled.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained each party has executed and delivered this Fifth Supplemental Indenture, and the Company hereby covenants and agrees with the Successor Trustee, for the equal and ratable benefit of the Holders of the Notes, that the Indenture is supplemented, to the extent and for the purposes expressed herein, as follows:

                                 ARTICLE I
                                  GENERAL

         For all purposes of the Indenture and this Fifth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires capitalized terms used but not defined in this Fifth Supplemental Indenture shall have the meanings assigned to them in the Indenture.

                                 ARTICLE II
                EFFECT OF RECLASSIFICATIONS, CONSOLIDATIONS,
                 MERGERS OR SALES ON CONVERSION PRIVILEGE;
                       ADJUSTMENT OF CONVERSION PRICE

         Section 2.01 Conversion of Notes for CoreComm Holdco Common Stock. In accordance with Section 5.12 of the Indenture, upon consummation of the Merger, the holder of each Note then outstanding shall have the right to convert such Note into the number of shares of CoreComm Holdco Common Stock receivable upon consummation of the Merger by a holder of the number of shares of Common Stock deliverable upon conversion of such Note immediately prior to the consummation of the Merger.

         Section 2.02 Adjustments. Upon consummation of the Merger, any adjustments of the Conversion Price shall continue to be made in accordance with Article V of the Indenture.

         Section 2.03 Rights Upon Conversion. Nothing in this Fifth Supplemental Indenture shall be construed to affect in any way the right that a Holder may otherwise have, pursuant to clause (ii) of the last sentence of subsection (c) of Section 5.06, to receive Rights upon conversion of a Note.

         Section 2.04 CoreComm Holdco as Signatory. In accordance with
Section 5.12 of the Indenture, Corecomm Holdco, as the issuer of the consideration receiveable by the holders of Common Stock upon consummation of the Merger, has also executed this Fifth Supplemental Indenture.

         Section 2.05 Rights, Powers and Obligations of the Company Continue. Upon consummation of the Merger, the Company, as the Surviving Corporation, shall exercise all of the rights and powers of the Company under the Indenture and the Notes and shall be solely liable for all of the obligations of the Company thereunder, including the performance and observance of every covenant of the Indenture to be performed or observed on the part of the Company, except as provided in this Fifth Supplemental Indenture.

                                ARTICLE III
                               MISCELLANEOUS

         Section 3.01 Effect of Fifth Supplemental Indenture. Upon the execution and delivery of this Fifth Supplemental Indenture by the Successor Trustee, the Company and CoreComm Holdco, the Indenture shall be supplemented in accordance herewith, and this Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and thereby.

         Section 3.02 Notation Reflecting Fifth Supplemental Indenture. The Successor Trustee may place an appropriate notation about this Fifth Supplemental Indenture on any Note authenticated after the execution and delivery of this Fifth Supplemental Indenture. The Company in exchange for all Notes may issue and the Successor Trustee shall authenticate new Notes that reflect this Fifth Supplemental Indenture. Failure to make such notation on a Note or to issue a new Note as aforesaid shall not affect the validity and effect of the provisions contained in this Fifth Supplemental Indenture.

         Section 3.03 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

         Section 3.04 Indenture and Fifth Supplemental Indenture Construed Together. This Fifth Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Fifth Supplemental Indenture shall henceforth be read and construed together.

         Section 3.05 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Fifth Supplemental Indenture is in all respects confirmed and preserved.

         Section 3.06 Conflict with Trust Indenture Act. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required (or deemed) under the TIA to be part of and govern any provision of this Fifth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to this Fifth Supplemental Indenture as so modified or to be so excluded by this Fifth Supplemental Indenture, as the case may be.

         Section 3.07 Severability. In case any provision of this Fifth Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 3.08 Headings. The Article and Section headings of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Fifth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof, of the Indenture or of the Notes.

         Section 3.09 Benefits of Fifth Supplemental Indenture, Etc. Nothing in this Fifth Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fifth Supplemental Indenture or the Notes.

         Section 3.10 Successors. All agreements of the Company in this Fifth Supplemental Indenture shall bind its successors. All agreements of CoreComm Holdco in this Fifth Supplemental Indenture shall bind its successors. All agreements of the Successor Trustee in this Fifth
Supplemental Indenture shall bind its successors.

         Section 3.11 Successor Trustee Not Responsible for Recitals. The Successor Trustee shall not be liable or responsible for, and makes no representation as to, the validity or adequacy of this Fifth Supplemental Indenture or as to the due execution hereof by the Company or CoreComm Holdco or as to recitals of fact contained herein, all of which are made by the Company.

         Section 3.12 Certain Duties and Responsibilities of the Successor Trustee. In entering into this Fifth Supplemental Indenture, the Successor Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Successor Trustee, whether or not elsewhere herein so provided.

         Section 3.13 Governing Law. The internal laws of the State of New York shall govern this Fifth Supplemental Indenture, without regard to the conflict of laws provisions thereof.

         Section 3.14 Counterpart Originals. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          (The balance of this page is intentionally left blank.)

         IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

                                     CORECOMM LIMITED

                                     By:  /s/ Thomas Gravina
                                          ------------------------------------
                                          Name:  Thomas Gravina
                                          Title: President and Chief Executive
                                                 Officer



                                     CORECOMM HOLDCO, INC.

                                     By:  /s/ Michael A. Peterson
                                          ------------------------------------
                                          Name:  Michael A. Peterson
                                          Title: Executive Vice President -
                                                 Chief Operating Officer and
                                                 Chief Financial Officer


                                     HSBC BANK USA, AS SUCCESSOR TRUSTEE

                                     By:  /s/ Russ Paladino
                                          ------------------------------------
                                          Name:  Russ Paladino
                                          Title: Vice President

                                                                   Exhibit 99.2

                              IMPORTANT NOTICE
               TO HOLDERS OF CORECOMM LIMITED (the "Company")
          6% CONVERTIBLE SUBORDINATED NOTES DUE 2006 (the "Notes")
          (CUSIP NUMBERS: 21869 NAA3; 21869 NAC9; and 21869 NAB1)

                                                              July 1, 2002

         Pursuant to Section 11.01 of the Indenture (as supplemented, the "Indenture"), dated as of October 6, 1999, between the Company (a Delaware corporation; and successor to CoreComm Limited, a Bermuda corporation), and HSBC Bank USA, as successor Trustee (the "Trustee"), the Company, CoreComm Holdco, Inc., a Delaware corporation ("CoreComm Holdco"), and the Trustee entered into and executed a Fifth Supplemental Indenture, dated as of July 1, 2002 (the "Fifth Supplemental Indenture"). Capitalized terms used but not defined in this Notice shall have the meanings assigned to them in the Indenture.

         The purpose of the Fifth Supplemental Indenture is to provide that upon consummation of the merger (the "Merger") of a wholly-owned subsidiary of CoreComm Holdco with and into the Company, the holder of each Note then outstanding shall have the right to convert such Note into the number of shares of common stock, par value $0.01 per share ("CoreComm Holdco Common Stock"), of CoreComm Holdco receivable upon effectiveness of the Merger by a holder of the number of shares of Common Stock deliverable upon conversion of such Note immediately prior to the consummation of the Merger. Upon consummation of the Merger, each outstanding share of Common Stock shall be converted into the right to receive 1/38.9 of a share of CoreComm Holdco Common Stock with the number of shares of CoreComm Holdco Common Stock rounded up to the nearest whole share for each unaffiliated holder.

         Under the terms of the Indenture, the Fifth Supplemental Indenture binds each Holder. The Company will provide a copy of the Fifth
Supplemental Indenture to each Holder who so requests in writing. Written requests for a copy of the Fifth Supplemental Indenture should be directed to the Company at the address and telephone number listed below.

                                                     Sincerely,

                                                     CORECOMM LIMITED

FOR FURTHER INFORMATION CONTACT:

CoreComm Limited
Winston Black
110 East 59th Street, 26th Floor
New York, New York 10022
Telephone: 212-906-8485